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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     UNDER THE SECURITIES ACT OF
                                                         1933 IN CONNECTION WITH
                                                      REGISTRATION NO. 333-45628

PROSPECTUS SUPPLEMENT
DATED JANUARY 24, 2002
(TO PROSPECTUS DATED AUGUST 8, 2001)

                                    DGLV INC.

                        2,625,000 SHARES OF COMMON STOCK

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        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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FINAL RECORD DATE AND DISSOLUTION

        DGLV Inc. (formerly Digital Lava Inc.) announced that its Board of Directors has established January 30, 2002 as the final record date in connection with the plan of liquidation and dissolution approved by the company's stockholders on October 30, 2001. As of the close of business on January 30, 2002, DGLV will close its stock transfer books and cease recording transfers of shares of its common stock. In addition, at the close of business on January 30, 2002, DGLV will file a certificate of dissolution with the Secretary of State of the State of Delaware. Pursuant to Delaware law, DGLV will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, solely for the purposes of prosecuting and defending lawsuits, settling and closing its business in an orderly manner, disposing of any remaining property, discharging its liabilities and distributing to its stockholders any remaining assets, but not for the purpose of continuing any business.

        In accordance with the plan of liquidation and dissolution, DGLV will make liquidating distributions, if any, only to stockholders of record as of January 30, 2002. The timing and amounts of any such distributions will be determined by DGLV's Board of Directors in accordance with the plan of liquidation.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This prospectus supplement contains forward-looking statements. Statements concerning future matters such as the winding down of DGLV's business, including disposal of its remaining property, the discharge of its liabilities and distribution to its stockholders any remaining assets, closing our stock transfer books, ceasing trading of our stock and other statements regarding matters that are not historical are forward-looking statements. These statements are based on our current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our activities and actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those described in the related prospectus dated August 8, 2001, supplements thereto and Digital Lava's other reports filed with the SEC. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.